Exhibit 10.3

                                PROMISSORY NOTE
                                ---------------


$2,000,000.00                    Dallas, Texas                 December 31, 2004


     FOR VALUE RECEIVED, the undersigned Thoroughbreds, Inc. (herein called "Maker") promises to pay unto the order of Pam J. Halter (herein called "Payee" which term herein in every instance shall refer to any owner or holder of this
Note) the maximum sum of TWO MILLION AND NO/100 DOLLARS ($2,000,000.00) together with interest outstanding from the date of advancement until paid, at the rate of six percent (6%) per annum (but in no event to exceed the maximum lawful rate of interest permitted by applicable usury laws). The outstanding balance as of the date hereof is $736,256.00, and such balance shall increase as additional advances are made hereunder and shall decrease as payments of principal are paid from time to time. The principal and interest hereunder shall be payable in lawful money of the United States of America at the address of Payee as Payee may designate hereafter in writing.

     Interest will accrue at 6% per annum and the interest balance shall be due and payable when any principal payments are made.

     Maker may prepay this note in whole or in part at any time without being required to pay any penalty or premium for such privilege. All prepayments hereunder, whether designated as payments of principal or interest, shall be applied first to accrued and unpaid interest and then installments of principal.

     Maker and any and all sureties, guarantors and endorsers of this note and all other parties now or hereafter liable hereon, severally waive grace, demand, presentment for payment, protest, notice of any kind (including, but not limited to, notice of protest, notice of intention to accelerate and notice of acceleration) and diligence in collecting and bringing suit against any party hereto, and agree to all extensions and partial payments, with or without notice, before or after maturity, to any substitution, exchange or release of any security now or hereafter given for this note, to the release of any party primarily or secondarily liable hereon, and that it will not be necessary for Payee, in order to enforce payment of this note, to first institute or exhaust Payee's remedies against Maker or any other party liable therefor or against any security for this note.

     In the event of default hereunder or under any of the instruments securing payment hereof and this note is placed in the hands of an attorney for collection (whether or not suit is filed), or if this note is collected by suit or legal proceeding or through the probate court or bankruptcy proceedings, Maker agrees to pay all reasonable attorneys' fees and all expenses of collection and costs of court.

THIS NOTE SHALL BE GOVERNED BY AND CONSTRUED UNDER THE APPLICABLE LAWS OF THE STATE OF TEXAS AND THE LAWS OF THE UNITED STATES OF AMERICA. THE COUNTY OF DALLAS, TEXAS SHALL BE THE PROPER PLACE OF VENUE TO ENFORCE PAYMENT OF THIS NOTE. MAKER IRREVOCABLY AGREES THAT THE STATE DISTRICT COURTS IN DALLAS COUNTY, TEXAS SHALL BE THE EXCLUSIVE COURTS FOR ANY LEGAL PROCEEDINGS ARISING OUT OF OR IN CONNECTION WITH THIS NOTE.

THOROUGHBREDS, INC.


By: /s/ Pam J. Halter
    -----------------
    Pam J. Halter
    President